Exhibit 10.34

______________________________________________________________________________

ASSET PURCHASE AGREEMENT

by and among

TRANSGENOMIC, INC.,
ADS BIOTEC INC.

and

ADSTEC CORPORATION

Dated as of November 25, 2015

______________________________________________________________________________

PURCHASE AND SALE OF PURCHASED ASSETS AND INVENTORY	1
1.1Sale and Purchase of Assets and Liabilities    1
1.2Liabilities    3
1.3Closing Transactions    4
1.4Allocation of the Purchase Price    5
1.5Nonassignable Contracts    5

CONDITIONS TO CLOSING	6
2.1Conditions to Buyer’s Obligations    6
2.2Conditions to Seller’s Obligations    7

REPRESENTATIONS AND WARRANTIES OF SELLER	8
3.1Organization and Corporate Power    8
3.2Subsidiaries    8
3.3Authorization; No Breach    8
3.4Consents    9
3.5Customers and Suppliers    9
3.6No Material Adverse Effect    9
3.7Absence of Certain Developments    9
3.8Property    10
3.9Purchased Assets    10
3.10Tax Matters    10
3.11Contracts and Commitments    11
3.12Intellectual Property    12
3.13Litigation    13
3.14Brokerage    13
3.15Employees    13
3.16Related Party Transactions    14
3.17Employee Benefit Plans    14
3.18Compliance with Laws; Permits; Certain Operations    15
3.19Environmental and Safety Matters    15
3.20Absence of Undisclosed Liabilities    16
3.21Financial Information    16
3.22Accounts Receivable    16
3.23Insurance    16
3.24Disclosure    17

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	17
4.1Organization and Power    17
4.2Authorization; No Breach    17
4.3Consents    18
4.4Brokerage    18
4.5Litigation    18
4.6Business Employees    18
4.7No Reliance    18

INDEMNIFICATION	18
5.1Survivability; Limitation on Liability    18
5.2Indemnification by Seller    19
5.3Indemnification by Buyer    19
5.4Indemnification Procedure    19
5.5Certain Limitations    20

ADDITIONAL AGREEMENTS	20
6.1Reimbursement    20
6.2Expenses    21
6.3Further Assurances    21
6.4Sales and Transfer Taxes    22
6.5Noncompetition; Nonsolicitation    22
6.6Business Employees    23
6.7Payment of Accounts Receivable    23
6.8Acknowledgment by Buyer and Parent    23

DEFINITIONS	24
7.1Definitions    24

MISCELLANEOUS	28
8.1Amendment and Waiver    28
8.2Knowledge Defined    28
8.3Notices    28
8.4Assignment    29
8.5Severability    29
8.6Captions and Headings    29
8.7Entire Agreement    29
8.8Counterparts    29
8.9Governing Law    29
8.10English Law    29
8.11Waiver of Jury Trial    30
8.12No Strict Construction    30
8.13Equitable Remedies    30
8.14No Third-Party Beneficiaries    30
8.15Bulk Transfer Laws    30

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of November 25, 2015, by and among TRANSGENOMIC, INC., a Delaware corporation (“Seller”), ADS BIOTEC INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), and ADSTEC CORPORATION, a corporation organized under the laws of Japan (“Parent”). Each of Seller, Buyer and Parent may be referred to herein as a “Party” and collectively, as the “Parties.” Except as otherwise provided herein, capitalized terms used herein have the meanings set forth in Article VII hereof.
WHEREAS, Seller is engaged in the GAP Business;
WHEREAS, Buyer and Parent desire to acquire, and Seller desires to sell, certain assets of the GAP Business necessary for Buyer and Parent to continue the GAP Business upon the Closing, except as set forth herein, and to satisfy Seller’s obligations under the Contracts to be transferred to Buyer as set forth herein from and after the Closing Date, and Buyer desires to assume, and Seller desires to assign, certain liabilities of the GAP Business; and
WHEREAS, the Board of Directors of Seller, Buyer and Parent have each approved this Agreement, the transactions contemplated hereby, and the documents implementing all of same.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
PURCHASE AND SALE OF PURCHASED ASSETS AND INVENTORY
1.1    Sale and Purchase of Assets and Liabilities    .
(a)    Purchased Assets, Inventory and TL Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing:
i.Buyer shall purchase from Seller, and Seller shall, and shall cause its respective Affiliates to, sell, assign, transfer, convey and deliver to Buyer and its designees, all of Seller’s and its Affiliates’ (other than Transgenomic Limited’s) right, title and interest in, under and to all of the property, rights, assets, Contracts and claims of the GAP Business and all other tangible and intangible assets necessary to operate, or actually used in the operation of, the conduct of the GAP Business, including: (A) those assets set forth on SCHEDULE 1.1(A)(I), except for the Inventory which shall be purchased by the Parent as set forth in Section 1.1(a)(ii), but not including the Excluded Assets, and (B) the TL Shares together with all rights and advantages accruing to the TL Shares (collectively, the “Purchased Assets”), in each case, free and clear of all Liens, other than Permitted Liens; and
ii.Parent shall purchase from Seller, and Seller shall assign, transfer, convey and deliver to Parent and its designees, all of Seller’s and its Affiliates’ right, title and interest in, under and to all of Seller’s facilities located at Block 26, Unit 72, Hillington Park in Glasgow, Scotland (the “Glasgow Facility”) and at 7409 Irvington Road, Seaton Industrial Park in Omaha, Nebraska (the “Irvington Facility” and, together with the Glasgow Facility, the “Facilities”), including the stock, inventory and raw materials in the Facilities, in each case as set forth on SCHEDULE 1.1(A)(II) (collectively, the “Inventory”), free and clear of all Liens, other than Permitted Liens.
(b)    Excluded Assets. Notwithstanding the foregoing, the properties, rights, interests, assets, contracts and claims of the Seller and its Affiliates (other than Transgenomic Limited) listed below (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated by this Agreement and, as such, are not included in the Purchased Assets or the Inventory:
i.all of the properties, assets, rights and interests of the Seller and its Affiliates (other than Transgenomic Limited) that are not necessary to operate, or actually used in the operation of, the conduct of the GAP Business;
ii.the properties, assets, rights and interests set forth on SCHEDULE 1.1(B);
iii.the equity interests of any Affiliate of Seller (other than Transgenomic Limited) owned by Seller or any of its Affiliates;
iv.all accrued or earned revenue (including pre-paids) under any Contract relating to the GAP Business prior to the Closing Date;
v.any advanced payments made to Seller or its Affiliates (other than Transgenomic Limited) and attributable to the GAP Business for services or products to be provided by Seller or any of its Affiliates (other than Transgenomic Limited), whether before or after the Closing;
vi.all cash or cash equivalents and marketable equity securities of Seller;
vii.Seller’s corporate charter and all qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;
i.    all insurance policies and associated prepayments, rights of recovery, reserves and deposits, in each case to the extent related to the Excluded Assets or the Excluded Liabilities;
ii.    all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case to the extent related to the Excluded Assets or the Excluded Liabilities or Tax refunds relating to pre-Closing periods;
iii.    all stock, inventory and raw materials relating to the Seller’s (A) Surveyor product line, (B) Multiplexed ICE COLD-PCR technology, (C) ICE COLD-PCR technology, and (D) Patient Testing business unit;
iv.    all obligations, rights and interests of Seller and its Affiliates (including Transgenomic Limited) under: (A) that certain Exclusive Distribution Agreement, dated July 26, 2011, by and between Transgenomic Limited and A. Menarini Diagnostics S.r.l., and (B) that certain Quality Agreement, dated October 10, 2012, by and between Seller and A. Menarini Diagnostics S.r.l.; and
v.    all obligations, rights and interests of Seller under this Agreement.
1.2    Liabilities    .
(a)    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, in addition to the Purchased Assets Purchase Price and as additional consideration for the Purchased Assets, Buyer shall assume as of the Closing and shall pay, discharge or perform when due only the following debts, obligations or liabilities of Seller and its Affiliates (other than Transgenomic Limited) (the “Assumed Liabilities”):
(i)    all liabilities with respect to accounts payable incurred in the ordinary course of the GAP Business and aged 0 to 60 days prior to the Closing Date as set forth on SCHEDULE 1.2, excluding, for the avoidance of doubt, (i) any liabilities associated with Seller’s WAVE® System and (ii) any liabilities associated with Seller’s chromatography columns segment of the GAP Business;
(ii)    all liabilities and obligations arising from and after the Closing Date under the Contracts which are Purchased Assets (but not any liabilities or obligations arising out of or in connection with any failure to pay, violation or breach of such Contracts occurring on or prior to the Closing Date);
(iii)    accrued compensation and accrued but unused vacation with respect to the employees primarily employed in the conduct of the GAP Business and listed on SCHEDULE 3.15 (the “Business Employees”); and
(iv)    the Reimbursement Amount (as defined below).
(b)    Excluded Liabilities. Neither Buyer nor Parent shall assume, be deemed to assume, take subject to, or in any way become liable for, any liabilities of Seller and its Affiliates (other than Transgenomic Limited), whether arising prior to or after the Closing Date, which are not Assumed Liabilities, including, but not limited to, the following (collectively, the “Excluded Liabilities”):
(i)    all liabilities arising from or attributable to any assets, properties or Contracts that are not included in the Purchased Assets;
(ii)    any breaches of any Contracts which are included in the Purchased Assets on or prior to the Execution Date or any payments or amounts due under any such Contracts unless expressly included as Assumed Liabilities;
(iii)    all liabilities associated with Seller’s WAVE® platform;
(iv)    all liabilities associated with Seller’s chromatography columns segment of the GAP Business;
(v)    any loans, other indebtedness, or accounts payable, other than any accounts payable that are expressly assumed pursuant to this Agreement;
(vi)    liabilities arising out of accidents, misconduct, acts of negligence or breaches of fiduciary duty by Seller occurring on or prior to the Execution Date;
(vii)    any legal proceeding initiated at any time, to the extent related to any action or omission on the part of Seller on or prior to the Execution Date, including any liability for (i) infringement or misappropriation of any rights related to Intellectual Property; (ii) breach of product warranties or of contract; (iii) injury, death, property damage or losses caused by products manufactured or sold by Seller, or (iv) violations of law;
(viii)    all liabilities related to bulk sales laws;
(ix)    Seller’s performance of this Agreement and the transactions contemplated hereby including all broker, finders’, counsel and accounting fees; and
(x)    any pre-Closing Tax liabilities of Seller.
1.3    Closing Transactions    .
(a)    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signatures and shall be effective as of 8:00 a.m. (Central Time) on October 1, 2015. The date and time of the Closing are referred to herein as the “Closing Date”.
(b)    Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing (or such other time and date agreed to by Seller and Buyer):
(i)    in exchange for the Purchased Assets being sold to it (other than the TL Shares, which shall be purchased by Buyer pursuant to Section 1.3(b)(v) below) , Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to US$1.00 (the “Purchased Assets Purchase Price”);
(ii)    in exchange for the Inventory being sold to it, Parent shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to US$300,000.00 (the “Inventory Purchase Price” and, together with the Purchased Assets Purchase Price and the Share Purchase Price, the “Purchase Price”);
(iii)    Seller shall convey all of the Purchased Assets and Inventory to Buyer and Parent, respectively, as set forth in the Assignment Documents, and shall deliver to Buyer and Parent such appropriately executed instruments of sale, transfer, assignment and conveyance (in the forms reasonably acceptable to Buyer and Parent) which are reasonably necessary to effect transfer to (A) Buyer of good title to the Purchased Assets including, but not limited to, a duly executed transfer in favor of Buyer in respect of the TL Shares together with the certificate for the TL Shares or an indemnity in the usual form in relation thereto, and (B) Parent of good title to the Inventory, in each case free and clear of all Liens, other than Permitted Liens (collectively, the “Assignment Documents”);
(iv)    Buyer shall assume the Assumed Liabilities by delivery of appropriately executed instruments of assumption to Seller (in the forms reasonably acceptable to Seller) that are reasonably necessary to effect the assumption by Buyer of the Assumed Liabilities (the “Assumption Documents”); and
(v)    Buyer and Seller shall each comply with their respective obligations under SCHEDULE 2 and subject to Seller’s compliance with Part 3 of Schedule 2 , in exchange for the TL Shares being sold to it, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, the purchase price for the TL Shares being an amount equal to US$1.00 (the “Share Purchase Price”) and such payment shall be a good and valid discharge of Buyer’s obligation to pay the Share Purchase Price.

1.4    Allocation of the Purchase Price    . Seller shall determine the fair market value of the Purchased Assets and the Inventory with the consent of Buyer and Parent, respectively (which shall not be unreasonably withheld, conditioned or delayed). For tax purposes, (a) the Purchased Assets Purchase Price, the Share Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets consistent with the fair market values thereof set forth on SCHEDULE 1.4(A) and in accordance with Section 1060 of the Code, and (b) the Inventory Purchase Price shall be allocated among the Inventory consistent with the fair market values thereof set forth on SCHEDULE 1.4(B) and in accordance with Section 1060 of the Code. None of Buyer, Parent or Seller, or any of their respective Affiliates, shall take any position in any income tax return or income tax audit which is inconsistent with SCHEDULE 1.4(A) or SCHEDULE 1.4(B) unless required to do so by Applicable Law. Buyer, Parent and Seller shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least 45 days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving Party.
1.5    Nonassignable Contracts    . To the extent that the assignment under this Agreement by Seller to Buyer of any Contract is not permitted or is not permitted without the consent of any other party to such Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no obligations or liabilities under any such Contract. Seller shall use commercially reasonable efforts to advise Buyer promptly in writing with respect to any Contract which Seller knows will or may not be assigned to Buyer under this Agreement. In the event that any such consent is not obtained or such assignment is not permitted irrespective of consent and the Closing is consummated, Seller shall cooperate with Buyer following the Closing Date in any commercially reasonable arrangement (a “Contract Arrangement”) designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require; provided that Seller shall not be obligated to expend any funds in connection with such cooperation. In addition, Buyer shall perform Seller’s obligations under any such Contract and indemnify Seller for any and all Losses arising out of its failure to do so and, in the event it fails to perform such obligations, Seller’s obligations under this Agreement to cooperate with Buyer under, in or otherwise with respect to, any Contract Arrangement shall terminate.
ARTICLE II
CONDITIONS TO CLOSING
2.1    Conditions to Buyer’s Obligations    . Each of the following conditions has been satisfied by Seller, or waived by Buyer and Parent:
(c)    Buyer and Parent have received copies of all releases from third parties of any and all Liens (other than Permitted Liens) relating to the Purchased Assets and the Inventory;
(d)    Seller has received or obtained and made available to Buyer and Parent copies of all third party and governmental consents, approvals or waivers relating to the items identified on SCHEDULE 3.4;
(e)    no suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, is pending or threatened in writing before any court or arbitrator or any governmental or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by this Agreement; and
(f)    Seller has delivered to Buyer and Parent all of the following:
(i)    all books, records and other materials related to the GAP Business, if not already located at the Leased Real Property (provided that Seller may keep a copy of such books, records and other materials);
(ii)    the Assignment Documents, executed by a duly authorized officer of Seller;
(iii)    the Manufacturing Services Agreement, to be entered into by and between Seller and Buyer (the “Manufacturing Services Agreement”), executed by a duly authorized officer of Seller;
(iv)    the Transition Services Agreement, to be entered into by and between Seller and Buyer (the “Transition Services Agreement”), executed by a duly authorized officer of Seller;
(i)    all such agreements, instruments, certificates or other documents as required pursuant to SCHEDULE 2, including Part 3 thereof;
(ii)    certificates from the Secretaries of State of the States of Delaware and Nebraska as to Seller’s good standing and payment of all applicable franchise Taxes;
(iii)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying that (i) attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) identifying the name and title and bearing the signatures of the officers of Seller authorized to execute this Agreement and the Transaction Documents; and
(iv)    such Transaction Documents or instruments as are reasonably required to be delivered in order to effect the transactions contemplated by this Agreement, executed by a duly authorized officer of Seller.
2.2    Conditions to Seller’s Obligations    . Each of the following conditions has been satisfied or waived by Seller:
(c)    no suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, is pending or threatened in writing before any court or arbitrator or any governmental or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by this Agreement; and
(d)    Buyer and Parent have delivered to Seller:
(i)    the Assumption Documents, executed by a duly authorized officer of Buyer or Parent, as applicable;
(ii)    the Purchased Assets Purchase Price, the Inventory Purchase Price and the Share Purchase Price, as set forth in Section 1.3(b)(i), Section 1.3(b)(ii) and Section 1.3(b)(v), as applicable;
(iii)    the Manufacturing Services Agreement, executed by a duly authorized officer of Buyer;
(iv)    the Transition Services Agreement, executed by a duly authorized officer of Buyer; and
(v)    such Transaction Documents or instruments as are reasonably required to be delivered in order to effect the transactions contemplated by this Agreement, executed by a duly authorized officer of Buyer or Parent, as applicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents and warrants to each of Buyer and Parent (i) the warranties set forth in Part 4 of SCHEDULE 2 and (ii) the following, in each case except as expressly set forth in the disclosure schedule, arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III or Part 4 of SCHEDULE 2 (as applicable), delivered by Seller to Buyer and Parent on or before the date of this Agreement (the “Disclosure Schedule”):
3.1    Organization and Corporate Power    . Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller, with respect to the GAP Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, except where failure to do so would not materially and adversely affect Seller, the Purchased Assets or the Inventory. Seller has all requisite corporate power and authority (i) to own, lease, operate and sell or transfer the Purchased Assets and the Inventory, (ii) to execute and deliver this Agreement and each Transaction Document to which it is a party, (iii) to perform its obligations and consummate the transactions contemplated hereunder and under the Transaction Documents, and (iv) to carry on the GAP Business in the manner as it is now being conducted.
3.2    Subsidiaries    . All subsidiaries of Seller, direct and indirect, are set forth on SCHEDULE 3.2. Except for Transgenomic Limited, none of the subsidiaries listed on SCHEDULE 3.2 are operating subsidiaries or have any contracts, rights or other assets of any kind relating to the GAP Business.
3.3    Authorization; No Breach    .
(a)    This Agreement and the other agreements, instruments and certificates contemplated by this Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by Seller, and this Agreement and the Transaction Documents to which Seller is a party constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity).
(b)    Except as set forth on SCHEDULE 3.3(B) or except as would not materially and adversely affect Seller, the Purchased Assets or the Inventory, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated by this Agreement and thereby do not and shall not: (i) (A) conflict with or result in any breach of any of the provisions of, (B) constitute a default or give rise to any payment or other penalty under, (C) result in a violation of, or (D) give any third party the right to terminate or modify or to accelerate any obligation under, the provisions of Seller’s certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement or material Contract, understanding, commitment, instrument or other agreement by which Seller is bound and which, with respect to any material Contract, is a Purchased Asset, or any Applicable Law to which Seller, the Purchased Assets or the Inventory are subject; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any Person or any law applicable to Seller, the GAP Business, the Facilities, the Inventory or any of the Purchased Assets.
3.4    Consents    . Except as set forth on SCHEDULE 3.4, neither Seller nor any of its Subsidiaries or Affiliates is required to give any notice to or obtain any consent, order, approval or authorization from, or notice to, or declaration, filing, application, qualification or registration with, any Person in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation or performance of any of the transactions contemplated by this Agreement or by the Transaction Documents.
3.5    Customers and Suppliers    . SCHEDULE 3.5 lists the ten largest customers of the GAP Business on the basis of revenues from goods sold for the six-month period ended June 30, 2015, and lists the ten largest suppliers of the GAP Business on the basis of cost of goods or services purchased for the six-month period ended June 30, 2015. Except as disclosed on SCHEDULE 3.5, no such customer or supplier has ceased or materially reduced, or, to Seller’s knowledge, has threatened in writing to cease or materially reduce, its purchases from, or sale or provision of products or services to, the GAP Business, except for normal fluctuations in the ordinary course of business.
3.6    No Material Adverse Effect    . Since June 30, 2015, there has been no change, event or development that has had or would reasonably be expected to have a material adverse effect on the GAP Business, the Purchased Assets or the Inventory.
3.7    Absence of Certain Developments    . Except as set forth on SCHEDULE 3.7, since June 30, 2015, Seller:
(a)    has conducted the GAP Business and the operations and activities of the Facilities in the ordinary course;
(b)    has not accelerated, terminated, modified or cancelled any material Contract which is a Purchased Asset;
(c)    has not mortgaged, pledged or subjected the Purchased Assets or the Inventory to any Lien, except for Permitted Liens;
(d)    has not sold, leased, assigned or transferred any of its material tangible assets with respect to the GAP Business or canceled without fair consideration any debts or claims owing to or held by it with respect to the GAP Business, in each case except in the ordinary course of business;
(e)    has not suffered any material damage, destruction, theft or casualty loss to its tangible assets, whether or not covered by insurance, with respect to the GAP Business; or
(f)    has not committed or agreed in writing to do any of the foregoing as described in clauses (b) through (e).
3.8    Property    .
(a)     Seller does not own any real property primarily used in connection with the GAP Business.
(b)    The leases and subleases (collectively, the “Leases”) described on SCHEDULE 3.8(B) constitute all material real property leased by Seller and primarily used in connection with the GAP Business (collectively, the “Leased Real Property”). Seller has made available to Buyer complete and accurate copies (including amendments) of each of the Leases described on SCHEDULE 3.8(B). With respect to each Lease listed on SCHEDULE 3.8(B): (i) neither Seller, nor to Seller’s knowledge, any other party to the Lease has repudiated any provision thereof; (ii) there are no material disputes, oral agreements or forbearance programs in effect as to the Lease; (iii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (iv) Seller enjoys peaceful and undisturbed possession of the Facilities, and the Facilities are not subject to any Liens, encroachments, building or use restrictions, exceptions, reservations, or limitations, other than Permitted Liens. Neither Seller nor, to Seller’s knowledge, any other party to any Lease is in default in any material respect under any of such Leases.
(c)    Seller has good and marketable title to all tangible personal property included in the Purchased Assets and the Inventory, and all of the Purchased Assets and the Inventory are free and clear of all Liens, other than Permitted Liens.
3.9    Purchased Assets and Inventory    .
(a)    Seller owns good and marketable title to or has a valid leasehold interest in, all of the Purchased Assets and the Inventory, free and clear of all Liens, except for Permitted Liens. Upon the Closing, Buyer will have good and marketable title, or a valid leasehold interest in, all of the Purchased Assets and the Inventory, free and clear of all Liens other than Permitted Liens.
(b)    The Purchased Assets and the Inventory include all of the assets, whether tangible or intangible, real or personal, that are necessary to permit Buyer (i) to utilize the assets of the GAP Business as currently utilized by Seller, and (ii) to conduct the GAP Business as currently conducted by Seller, free and clear of all Liens, except for Permitted Liens.
3.10    Tax Matters    . Except as set forth on SCHEDULE 3.10:
(a)    Seller has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed with respect to the GAP Business or its activities, properties or employees;
(b)    all such Tax Returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax liabilities of Seller in all material respects;
(c)    all Taxes, assessments and other governmental charges imposed upon Seller with respect to the GAP Business, or upon any of the assets, income or compensation to the Business Employees, have been timely paid or, if not yet payable, will be timely paid and are adequately accrued in all material respects on Seller’s books and records; and
(d)    there are no proposed material Tax deficiencies, assessments or adjustments with respect to the GAP Business or any assets or operations of Seller with respect to the GAP Business.
(e)    For the avoidance of doubt, none of the representations and warranties set out in this Section 3.10 is given in respect of Transgenomic Limited.
3.1    Contracts and Commitments    .
(a)    SCHEDULE 3.11 lists each of the following Contracts (x) by which any of the Purchased Assets, the Inventory or the Facilities are bound or affected, or (y) to which Seller is a party or by which it is bound in connection with the GAP Business, the Purchased Assets or the Inventory:
(i)    all Contracts involving aggregate consideration in excess of US$50,000 or requiring performance by any party more than one year from the Execution Date, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;
(ii)    all Contracts that relate to the sale of any of the Purchased Assets or the Inventory, other than in the ordinary course of business, for consideration in excess of US$50,000;
(iii)    all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of US$50,000;
(iv)    except for agreements relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of US$50,000;
(v)    any Contract or other document that limits the freedom of Seller or any Affiliate of Seller to compete in any line of business similar to the GAP Business or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset;
(vi)    any partnership, joint venture or other similar Contract;
(vii)    any agency, dealer, sales representative or other similar agreement;
(viii)    all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand; and
(ix)    all collective bargaining agreements or Contracts with any labor organization, union or association with respect to the Business Employees.
(b)    With respect to Seller’s obligations thereunder, all of the Contracts set forth on SCHEDULE 3.11 are valid and binding obligations of Seller, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity). Except as specifically set forth on SCHEDULE 3.11, (i) to Seller’s knowledge, no Contract or commitment disclosed on SCHEDULE 3.11 has been breached in any material respect by the other party thereto, or cancelled by the other party thereto, and (ii) Seller has performed all material obligations under the contracts listed on SCHEDULE 3.11 required to be performed by Seller as of the Execution Date and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default by Seller.
(c)    Seller has made available to Buyer a true and correct copy of all written Contracts which are referred to on SCHEDULE 3.11, together with all amendments, exhibits, attachments, waivers or other changes thereto.
3.2    Intellectual Property    . SCHEDULE 3.12 sets forth a complete and correct list of all of the following that are owned or used by Seller and are used in the GAP Business: patented or registered Intellectual Property and pending patent applications and other applications for registration of Intellectual Property; all material unregistered trademarks, service marks, trade names, corporate names, logos, slogans and Internet domain names; all material unregistered copyrights; computer software (other than commercially-available, off-the-shelf software purchased or licensed for a total cost of less than US$10,000) and all Contracts, licenses or similar agreements or arrangements to which Seller is a party, either as licensee or licensor, for the Intellectual Property (excluding licenses for unmodified, commercially-available, off-the-shelf software purchased or licensed for a total cost of less than US$10,000).
(a)    Except as set forth on SCHEDULE 3.12 or except as would not materially and adversely affect Seller, the Purchased Assets, the Facilities or the Inventory:
(i)    Seller owns or has the valid and enforceable right to use all Intellectual Property;
(ii)    all Contracts, licenses or similar agreements or arrangements to which Seller is a party, either as licensee or licensor, for the Intellectual Property listed on SCHEDULE 3.12 are in full force and effect and there is no default thereunder by Seller, nor, to the knowledge of Seller, any counterparty to any such Contract, license, agreement or arrangement;
(iii)    to Seller’s knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property related to the GAP Business; and
(iv)    to Seller’s knowledge, the conduct of the GAP Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.
(b)    Seller has obtained an assignment of all Intellectual Property listed on SCHEDULE 3.12 owned by Seller and which is material to the operation of the GAP Business from the inventors. Except as listed on SCHEDULE 3.12, no present or former employee or consultant of Seller, and no other Person, owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property owned by Seller which is material to the operation of the GAP Business.
(c)    The Intellectual Property listed on SCHEDULE 3.12 constitutes all Intellectual Property needed to conduct the GAP Business as currently conducted by Seller.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 3.12 constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
3.3    Litigation    . Except as set forth on SCHEDULE 3.13, there are no:
(a)    actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s knowledge, threatened in writing against or by Seller relating to or affecting the GAP Business, the Purchased Assets, the Inventory, the Facilities or the Assumed Liabilities; or
(b)    outstanding governmental orders, nor are there any unsatisfied judgments, penalties or awards against or affecting the GAP Business, the Purchased Assets or the Inventory.
3.4    Brokerage    . Except as set forth on SCHEDULE 3.14, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.
3.5    Employees    . SCHEDULE 3.15 sets forth a list of the names, classification, and current compensation levels (including bonus opportunities and commission rates) of each of the Business Employees as of the Closing Date. To Seller’s knowledge, no key executive officer or group of Business Employees has any plans to terminate their employment. Except as set forth on SCHEDULE 3.15 or otherwise required by local law, (i) all Business Employees are “at will” and may be terminated at the discretion of Seller, at any time and for any reason or no reason and without any Liability with respect to any form of severance or similar payment; and (ii) Seller has no oral agreements with any of the Business Employees. Seller has complied in all material respects with all Applicable Laws relating to the employment of the Business Employees, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes relating to the GAP Business. There are no written claims, actions, proceedings or investigations pending or, to Seller’s knowledge, threatened in writing against Seller with respect to or by any current or former Business Employee. Seller has not experienced any strikes, grievances, unfair labor practices claims, collective bargaining disputes or other labor relations problems. To Seller’s knowledge, no organizational effort presently has been made or threatened by or on behalf of any labor union with respect to the Business Employees.
3.6    Related Party Transactions    . Except as set forth on SCHEDULE 3.16 or in Seller’s reports, schedules, forms, statements and other documents filed by it under the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the Execution Date, no officer, director, employee, stockholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns at least a 10% beneficial interest, is a party to any contract or agreement with Seller or has any interest in any Purchased Asset or in the Inventory, except for agreements disclosed on SCHEDULE 3.11 or SCHEDULE 3.17.
3.7    Employee Benefit Plans    .
(g)    Except as set forth on SCHEDULE 3.17, Seller does not have any employee benefit plans (each, a “Benefit Plan” and collectively, “Benefit Plans”), profit-sharing, deferred compensation, bonus, commission, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Seller with respect to the GAP Business for the benefit of the Business Employees (or former Business Employees) and/or their beneficiaries.
(h)    Seller made available to Buyer true and complete copies of all documents pertaining to those items set forth on SCHEDULE 3.17. Seller does not maintain, or contribute to, any Benefit Plans other than those set forth on SCHEDULE 3.17.
(i)    Each Benefit Plan has been administered and operated in compliance with its terms and with all Applicable Laws in all material respects, including the applicable provisions of ERISA and the Code, and there is no existing circumstance that is reasonably expected to cause any failure of such compliance. Each Benefit Plan that is intended to be “qualified” under Section 401 of the Code is the subject of an unrevoked favorable determination letter from the IRS and there is no existing circumstance and nothing has occurred since the date thereof that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan. All contributions, premiums and other payments required to be made with respect to any Benefit Plan have been timely made, accrued or reserved for, except as would not be expected to result in a material liability.
(j)    Seller has not, with respect to any Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA (93 P.L. 406), which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA (93 P.L. 406) or a material tax imposed by Section 4975 of the Code.
(k)    There are no material lawsuits, actions, proceedings or claims pending or, to the knowledge of Seller, threatened on behalf of or against any Benefit Plan, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Benefit Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(l)    Each Benefit Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code. There is no contract, agreement, plan or arrangement to which Seller is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(m)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:
(i)    result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of Seller, or cause or create any right to the forgiveness of indebtedness owed by any employee to Seller;
(ii)    materially increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Benefit Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or
(iii)    result in any violation or breach of or default under, or limit the ability of Seller to amend, modify or terminate, any Benefit Plan or other employee benefit agreement.
3.8    Compliance with Laws; Permits; Certain Operations    . Except as set forth on SCHEDULE 3.18:
(d)    Except as would not materially and adversely affect Seller, the Purchased Assets, the Facilities or the Inventory, Seller has complied in all respects with all Applicable Laws relating to the operation of the GAP Business or the ownership and use of the Purchased Assets and the Inventory, and no written notices have been received by, and no claims have been filed against, Seller alleging a violation of any such Applicable Laws; and
(e)    Seller holds all material permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies (the “Permits”) required for the conduct of the GAP Business, and Seller is in compliance in all material respects with all terms and conditions of any such required permits, licenses, accreditations and authorizations. All Permits held by Seller that are required for the conduct of the GAP Business, as currently conducted, are listed on SCHEDULE 3.18.
3.9    Environmental and Safety Matters    . Seller is in compliance in all material respects with, and Seller has no material liability under, any Applicable Law relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste (“Environmental Laws”) relating to the GAP Business. There are no consent decrees, consent orders, judgments, judicial administrative orders or Liens against Seller relating to Environmental Laws which regulate, obligate or bind the Purchased Assets, the Inventory, the GAP Business or, with respect to the Purchased Assets, the Inventory or the GAP Business, Seller. There are no written existing or pending or, to Seller’s knowledge, threatened claims, suits, orders, actions, lawsuits, legal proceedings or other proceedings based on, and neither Seller nor, to Seller’s knowledge, any of its officers or directors has directly or indirectly received any formal or informal written notice of any claims relating to, Environmental Laws against the Purchased Assets, the Inventory, the GAP Business or, with respect to the Purchased Assets, the Inventory or the GAP Business, Seller, or any Person or entity whose liability for any claims Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by Seller of any hazardous or toxic substance material or waste in violation of Environmental Laws at either the Glasgow Facility or the Irvington Facility in connection with the GAP Business during the period of such ownership, operation or tenancy.
3.1    Absence of Undisclosed Liabilities    . Except as set forth on SCHEDULE 3.20, the GAP Business, the Purchased Assets and the Inventory are not subject to any liability other than liabilities: (i) reflected in the Seller SEC Documents; (ii) reflected in the Financial Statements; (iii) pursuant to the Contracts which are Purchased Assets; (iv) incurred in the ordinary course of business since June 30, 2015; or (v) that would not have, or would not reasonably be expected to have, a material adverse effect on the GAP Business, the Purchased Assets or the Inventory.
3.2    Financial Information. SCHEDULE 3.21 sets forth an unaudited balance sheet and statement of income for the GAP Business as of, and for the nine (9) months ended September 30, 2015 (collectively, the “Financial Statements”). The Financial Statements: (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject to year-end adjustments and to the absence of footnotes); (y) present fairly in all material respects the financial condition of the GAP Business as of such dates and the results of operations of the GAP Business for such periods; and (z) are consistent with the books and records maintained by Seller with respect to the GAP Business.
3.3    Accounts Receivable    . The accounts receivable of Seller included in the Purchased Assets, which are listed on SCHEDULE 1.1(A)(I), arose from bona fide transactions in the ordinary course of business. To Seller’s knowledge, the debtors to which such accounts receivable relate are not in nor subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors. Seller has not received written notice of any, and to Seller’s knowledge there are no, counterclaims or setoffs against or disputes regarding such accounts receivable.
3.4    Insurance    . Seller and its Subsidiaries have been at all times since January 1, 2014 and are currently a party to, or the named insured or beneficiary of coverage under, comprehensive general liability insurance policies that are occurrence-based (rather than claims-made) policies and that are in full force and effect through the Closing.
3.5    Lack of Market for Purchased Assets and Inventory. Prior to entering into this Agreement, Seller commenced a strategic review of the GAP Business and contacted third parties regarding a potential transaction involving the GAP Business.
3.6    Disclosure. To the knowledge of Seller, neither this Agreement nor any other Transaction Document furnished to Buyer by Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, and the representation and warranties contained in this Article III are true and correct in all material respects on and as of the Closing Date as though made on that date (except with respect to such representations and warranties that address matters only as of a particular date, which are true and correct as of such particular date).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of Buyer and Parent hereby represents and warrants to Seller as follows:
4.1    Organization and Power    . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of Japan. Each of Buyer and Parent has all requisite corporate power and authority (i) to execute and deliver this Agreement and each Transaction Document to which it is a party, and (ii) to perform its obligations and consummate the transactions contemplated hereunder and under the Transaction Documents.
4.2    Authorization; No Breach    .
(c)    This Agreement and the Transaction Documents have been duly authorized, executed and delivered by each of Buyer and Parent, and this Agreement and the Transaction Documents to which Buyer or Parent, as applicable, is a party constitute the valid and binding obligations of Buyer and Parent, respectively, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity).
(d)    Except as would not materially and adversely affect Buyer or Parent, the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer or Parent, as applicable, and the consummation of the transactions contemplated by this Agreement and thereby do not and shall not (i) (A) conflict with or result in any breach of any of the provisions of, (B) constitute a default or give rise to any payment or other penalty under, (C) result in a violation of, (D) give any third party the right to terminate or modify or to accelerate any obligation under, or (E) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body, under the provisions of Buyer’s certificate of incorporation or Parent’s articles of incorporation, as applicable, or any indenture, mortgage, lease, loan agreement or material Contract, understanding, commitment, instrument or other agreement by which Buyer or Parent, as applicable, is bound, or any law, statute, rule or regulation to which Buyer or Parent, as applicable, is subject, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any Person or any law applicable to Buyer or Parent.
4.3    Consents    . None of Buyer, Parent or any of their Subsidiaries or Affiliates is required to give any notice to or obtain any consent, order, approval or authorization from, or notice to, or declaration, filing application, qualification or registration with, any Person in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation or performance of any of the transactions contemplated by this Agreement or thereby.
4.4    Brokerage    . Except with respect to commissions and other fees to be paid to Mitsubishi UFJ Research and Consulting Co., Ltd., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.
4.5    Litigation    . There are no material actions, suits, proceedings, orders or investigations pending or, to Buyer’s or Parent’s knowledge, threatened in writing against Buyer or Parent or their Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s or Parent’s performance under this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated by this Agreement or thereby.
4.6    Business Employees. Buyer has offered employment to each of the Business Employees, in each case on terms no less favorable to the Business Employee than those currently provided by Seller, subject to the consummation of the transactions contemplated by this Agreement, which provided for employment with Buyer to commence on the day following the Execution Date.
4.7    No Reliance. Buyer hereby acknowledges that, in connection with the transactions contemplated by this Agreement (including in making its determination to proceed with such transactions), Buyer has not relied upon any representation or warranty, whether oral or written, express or implied, by Seller or any of its Affiliates or any of their respective officers, directors, managers, owners or representatives, except for the representations and warranties of Seller specifically and expressly set forth in Article III and Part 4 of SCHEDULE 2.
ARTICLE V
INDEMNIFICATION
5.1    Survivability; Limitation on Liability    . The representations and warranties contained in Article III and Article IV of this Agreement shall survive until the date that is eighteen (18) months after the Closing, except for those representations and warranties contained in Sections 3.1, 3.3(a), 3.9, 4.1, 4.2(a) and 4.4 which shall survive indefinitely, and Sections 3.10, 3.12, 3.17 and 3.19, which shall survive until the thirtieth (30th) day after the expiration of the statute of limitations that would be applicable to any claim brought by a third party or governmental entity, at which time such representations and warranties will lapse and Buyer and Parent or Seller, as applicable, shall not be entitled to make any claim (other than for fraud) against Seller or Buyer and Parent, as applicable, thereunder.
5.2    Indemnification by Seller    . Seller shall indemnify, defend and hold harmless Buyer, Parent and their officers, directors, employees and agents and their successors and permitted assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against all Losses that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (a) any product liability claims arising out of the operation of the GAP Business by Seller prior to the Execution Date, (b) Seller’s (including by its officers, directors, employees or agents) breach of Applicable Law or fraud, (c) Seller’s breach of the representations and warranties included in Article III of this Agreement or in any Transaction Document, (d) Seller’s (including by its officers, directors, employees or agents) willful misconduct, (e) Seller’s failure to perform any of its covenants or agreements contained in this Agreement or any Transaction Document, or (f) the Excluded Assets or the Excluded Liabilities. In addition, Seller shall also be responsible for such indemnification obligations to the Buyer Indemnified Parties as are set forth in Part I of SCHEDULE 2, subject to the terms, conditions and limitations thereof.
5.3    Indemnification by Buyer and Parent    . Each of Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless Seller and its officers, directors, employees and agents and their successors and permitted assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against all Losses that any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (a) the conduct of the GAP Business by Buyer or Parent on or after the Execution Date, including, without limitation, any product liability claims or claims arising out of the tortious conduct of Buyer, Parent or their officers, directors, employees or agents, (b) Buyer’s or Parent’s (including by their officers, directors, employees or agents) breach of Applicable Law or fraud, (c) Buyer’s or Parent’s breach of the representations and warranties included in Article IV of this Agreement or in any Transaction Document, (d) Buyer’s or Parent’s (including by their officers, directors, employees or agents) willful misconduct, (e) Buyer’s or Parent’s failure to perform any of its covenants or agreements contained in this Agreement or any Transaction Document, (f) the Assumed Liabilities, or (g) brokerage commissions, finders’ fees or similar compensation payable by Parent or Buyer to Mitsubishi UFJ Research and Consulting Co., Ltd.
5.4    Indemnification Procedure    . The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, suit or proceeding for which the indemnified Party is seeking indemnification under this Agreement (each, an “Action”) and shall cooperate with the indemnifying Party at the indemnifying Party’s sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of the Action and shall diligently defend against the Action on behalf of the indemnified Party and shall employ counsel reasonably acceptable to the indemnified Party to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of any indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The indemnified Party’s failure to perform any obligations under this Article V shall not relieve the indemnifying Party of its obligation under this Article V except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure of the indemnified Party to cooperate. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.
5.5    Certain Limitations    . The aggregate amount of all Losses for which an indemnifying Party shall be liable pursuant to Section 5.2(c) or Section 5.3(c), except in the case of the indemnifying Party’s fraud or willful misconduct, shall not exceed US$300,000 (the “US Indemnity Cap”). For the avoidance of doubt, the US Indemnity Cap shall not apply to any Claims, any indemnities under clause 6 of Part 1 of Schedule 2, and any claims under the Tax Covenant (each such term having the meaning set forth in SCHEDULE 2), which shall be governed by SCHEDULE 2. One or more claims will not enlarge this limit; provided that this limitation shall not apply to any representations and warranties made in Sections 3.1, 3.3(a), 3.9, 3.10, 3.12, 3.17 and 3.19, and Sections 4.1, 4.2(a) and 4.4.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Reimbursement    .
(a)    No later than 30 days following the Execution Date, Seller shall deliver to Parent a schedule (the “Reimbursement Schedule”) setting forth the aggregate amount of all fees, costs and expenses paid by Seller to operate the GAP Business and the Facilities in the ordinary course and to maintain the GAP Business, the Facilities, the Purchased Assets and the Inventory, including, without limitation, payroll and benefits to the Business Employees, any travel and other advances made to the Business Employees, rent and other fees and costs associated with the Facilities, for the period beginning on October 1, 2015 and ending upon the Closing (the “Reimbursement Amount”). The payment of the Reimbursement Amount by Parent as provided in this Section shall be subject to reasonable supporting documentation with respect to all fees, costs and expenses included on the Reimbursement Schedule, which documentation shall be provided to Parent. No later than 15 days following the receipt of the Reimbursement Schedule by Parent (the “Reimbursement Due Date”), Parent shall pay to Seller the portions of the Reimbursement Amount which are not disputed by Parent pursuant to Section 6.1(b) below by check or wire transfer of immediately available funds. For the avoidance of doubt, the forgiveness of debt contemplated by that certain letter agreement, by and among Seller, Parent and Transgenomic Limited (in the agreed form), dated the same date as this Agreement, shall not reduce or otherwise affect the Reimbursement Amount.
(b)    If within five days following delivery of the Reimbursement Schedule and the calculation of the Reimbursement Amount, Parent has not given Seller written notice of its objection as to any item on the Reimbursement Schedule or the calculation of the Reimbursement Amount (which notice shall state in reasonable detail the basis of Parent’s objection, which such objection must be reasonable and made in good faith (the “Dispute Notice”)), then the Reimbursement Amount calculated by Seller shall be binding and conclusive on the parties.
(c)    Notwithstanding if Parent duly delivers a Dispute Notice to Seller, Parent shall pay to Seller on the Reimbursement Due Date all portions of the Reimbursement Amount due and owing which are not included in the Dispute Notice.
(d)    If Parent duly delivers a Dispute Notice to Seller, and if Parent and Seller fail to resolve the issues set forth in the Dispute Notice within ten days of Seller’s receipt of Parent’s Dispute Notice (the “Reimbursement Resolution Period”), Parent and Seller shall submit the issues remaining in dispute to an independent certified public accounting firm of nationally recognized standing selected by the mutual agreement of the parties (who has not been engaged by either Seller, Parent or Buyer or any of their Affiliates to provide services in any other capacity at any time during the three-year period prior to such selection) (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Parent and Seller shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the final determination by the Independent Accountants, as set forth in a notice to be delivered to both Parent and Seller within 30 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on, and non-appealable by, the parties and shall be used in the calculation of the Reimbursement Amount. The Independent Accountants shall address only those matters in the Dispute Notice. The fees and expenses of the Independent Accountants will be allocated between Parent and Seller based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually disputed by such party, as determined by the Independent Accountants.
(e)    For all portions of the Reimbursement Amount that are not paid when due on the Reimbursement Due Date and which are (i) not disputed by Parent in the Dispute Notice, (ii) agreed to be paid by Parent through discussions with Seller during the Reimbursement Resolution Period, and (iii) determined by the Independent Accountants in accordance with Section 6.1(d) to have been valid portions of the Reimbursement Amount due and owing by Parent to Seller in accordance with Section 6.1(a), Parent will pay interest on all such unpaid portions of the Reimbursement Amount at a rate of 3.0% per month (or such lesser maximum amount that is permitted to be paid by applicable law) to Seller, accruing daily from the Reimbursement Due Date, until the full Reimbursement Amount, plus all accrued interest thereon, is paid in full.
6.2    Expenses    . Except as provided in Section 6.1 and as otherwise specifically provided for herein, the Parties shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations under this Agreement and the consummation of the transactions contemplated by this Agreement.
6.3    Further Assurances    . Seller, Buyer and Parent shall execute and deliver such further instruments of conveyance and transfer and take such additional actions (provided that neither party shall be required to expend any material funds) as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and to Parent of the Inventory, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the GAP Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary in connection therewith). Without limiting the generality of the foregoing, Seller, Buyer and Parent agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the GAP Business.
6.4    Sales and Transfer Taxes    . Buyer and Parent shall bear and pay after the Closing as they become due and payable, any Taxes, including sales taxes, transfer taxes, documentary charges, recording fees or similar taxes, or governmental charges or fees, that may become due and payable in connection with the transfer of the Purchased Assets to Buyer or the transfer of the Inventory to Parent or in connection with any other transaction contemplated by this Agreement.
6.5    Noncompetition; Nonsolicitation    .
(f)    For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the GAP Business in the United States or in Europe; (ii) have an interest in any Person that engages directly or indirectly in the GAP Business in the United States or in Europe in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the GAP Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the GAP Business after the Closing), or any other Person who has a material business relationship with the GAP Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(g)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 4.6 or is or was employed in the GAP Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.5(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(h)    Seller acknowledges that a breach or threatened breach of this Section 6.5 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(i)    Seller acknowledges that the restrictions contained in this Section 6.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.5 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Applicable Law. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.6    Business Employees    . In the event any Business Employee does not accept employment with Buyer or Parent effective as of the Execution Date (each such Business Employee, a “Former Business Employee”), none of Buyer, Parent or any Affiliate of either of the foregoing shall solicit, hire, or retain the services of, any Former Business Employee during the six-month period immediately following the Execution Date without Seller’s prior written consent.
6.7    Payments of Accounts Receivable. All payments of accounts receivable of Seller included in the Purchased Assets, which are listed on SCHEDULE 1.1(A)(1), which have been or will be received by Seller on or after the Closing Date from any third party in the name of or to Seller in connection with or arising out of the GAP Business, shall be held by Seller in trust for the benefit of Buyer, and within five (5) business days after receipt by Seller of any such payment, Seller shall pay over to Buyer the aggregate amount of each such payment, endorsed where necessary, together with all corresponding notes, documentation and information received in connection therewith. From and after the Closing Date, if Buyer or Parent receives or collects any accounts receivable, notes receivable or other receivables of Seller that are not included in the Purchased Assets, within five (5) business days after receipt by Buyer or Parent, as applicable, of any such payment, Buyer or Parent, as applicable, shall pay over to Seller the aggregate amount of each such payment, endorsed where necessary, together with all corresponding notes, documentation and information received in connection therewith.
6.8    Acknowledgment by Buyer and Parent    . Each of Buyer and Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Seller and, in making its determination to proceed with the transactions contemplated by this Agreement, each has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule. SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER AND PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH OF BUYER AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF SELLER) ARE SPECIFICALLY DISCLAIMED BY SELLER.
ARTICLE VII
DEFINITIONS
7.1    Definitions    . Whenever used in this Agreement, the following terms and phrases have the following respective meanings:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Applicable Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.
“Assignment Documents” has the meaning set forth in Section 1.3(b)(iii).
“Assumed Liabilities” has the meaning set forth in Section 1.2(a).
“Assumption Documents” has the meaning set forth in Section 1.3(b)(iv).
“Benefit Plan” has the meaning set forth in Section 3.17(a).
“Business Employees” has the meaning set forth in Section 1.2(a)(iii).
“Buyer” has the meaning set forth in the Preamble of this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 5.2.
“Closing” has the meaning set forth in Section 1.3(a).
“Closing Date” has the meaning set forth in Section 1.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract Arrangement” has the meaning set forth in Section 1.5.
“Contracts” means, with respect to any Person, any legally binding written contracts, leases, licenses, supply and distribution agreements, sales and purchase agreements and orders, confidentiality agreements, insurance policies, deeds, mortgages, guaranties, indentures, undertakings, arrangements or understandings and contracts and other commitments, documents and agreements and business arrangements.
“Disclosure Schedule” has the meaning set forth in the Preamble to Article III.
“Dispute Notice” has the meaning set forth in Section 6.1(b).
“Environmental Laws” has the meaning set forth in Section 3.19.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 1.1(b).
“Excluded Liabilities” has the meaning set forth in Section 1.2(b).
“Execution Date” means November 25, 2015.
“Facilities” has the meaning set forth in Section 1.1(a)(ii).
“Former Business Employee” has the meaning set forth in Section 6.6.
“GAP Business” means the business of selling, distributing, assembling, manufacturing, delivering and servicing mutation detection equipment and its associated reagents for genetic variation detection in both molecular genetic research and molecular diagnostics, including with respect to the selling, distributing, assembling, manufacturing, delivering and servicing, as applicable, sample preparation equipment, instruments and running reagents for HPLC nucleic acid fragment analysis and purification, as conducted by Seller and its Affiliates (including Transgenomic Limited). For the avoidance of doubt, the GAP Business specifically excludes the chromatography columns segment of Seller’s business, which is unrelated to nucleic acid fragment analysis and purification.
“Glasgow Facility” has the meaning set forth in Section 1.1(a)(ii).
“Indebtedness” means, without duplication, all obligations of Seller for borrowed money and any accrued interest, prepayment premiums or penalties related thereto.
“Independent Accountants” has the meaning set forth in Section 6.1(d).
“Intellectual Property” means (a) foreign and domestic patents and patent applications and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) registered copyrights and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) computer software, data, data bases and documentation thereof, including rights to third party software used in the Business (excluding “shrink wrap” software and other software that can generally be purchased commercially for less than US$10,000 per user), and (e) trade secrets and other confidential information (including ideas, formulas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, processes and techniques, financial and marketing plans and customer and supplier lists and information).
“Inventory” has the meaning set forth in Section 1.1(a)(ii).
“Inventory Purchase Price” has the meaning set forth in Section 1.3(b)(ii).
“Irvington Facility” has the meaning set forth in Section 1.1(a)(ii).
“Leased Real Property” has the meaning set forth in Section 3.8(b).
“Leases” has the meaning set forth in Section 3.8(b).
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees; provided that Losses shall not include any consequential, special, indirect or punitive damages, including loss of future revenue or income, diminution of value, loss measured by any multiple or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement.
“Manufacturing Services Agreement” has the meaning set forth in Section 2.1(d)(iii).
“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.
“Permits” has the meaning set forth in Section 3.18(a).
“Permitted Liens” means (a) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due; (b) statutes, liens of landlords and liens of carriers, warehousemen, mechanics, materialsmen and other similar Persons; (c) all exceptions, restrictions, easements and rights of way relating to the Leased Real Property; (d) Liens incurred in the ordinary course of business; and (e) Liens created by or on behalf of Buyer or Parent.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Purchase Price” has the meaning set forth in Section 1.3(b)(ii).
“Purchased Assets” has the meaning set forth in Section 1.1(a).
“Purchased Assets Purchase Price” has the meaning set forth in Section 1.3(b)(i).
“Reimbursement Amount” has the meaning set forth in Section 6.1(a).
“Reimbursement Due Date” has the meaning set forth in Section 6.1(a).
“Reimbursement Resolution Period” has the meaning set forth in Section 6.1(d).
“Reimbursement Schedule” has the meaning set forth in Section 6.1(a).
“Restricted Period” has the meaning set forth in Section 6.15(a).
“Share Purchase Price” has the meaning set forth in Section 1.3(b)(v).
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Seller Indemnified Party” has the meaning set forth in Section 5.3.
“Seller SEC Documents” means, shall mean all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the United States Securities and Exchange Commission by Seller or its officers since December 31, 2014, together with any exhibits and schedules thereto and other information incorporated therein.
“Subsidiary” means, with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person, or (b) which is required to be consolidated with such Person under United States generally accepted accounting principles.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Return” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“TL Shares” means the 651,617 ordinary shares of £1 each in the capital of Transgenomic Limited.

“Transaction Documents” has the meaning set forth in Section 3.3(a).
“Transgenomic Limited” means Transgenomic Limited, a company registered under the laws of England and Wales (Company no. 3257373).
“Transition Services Agreement” has the meaning set forth in Section 2.1(d)(iv).
ARTICLE VIII
MISCELLANEOUS
8.1    Amendment and Waiver    . This Agreement may be amended, or any provision of this Agreement may be waived, so long as any such amendment or waiver is set forth in a writing executed by Buyer and Parent, on the one hand, and Seller, on the other hand. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
8.2    Knowledge Defined    . For purposes of this Agreement, the term “to Seller’s knowledge” or words of similar meaning as used herein shall mean the actual knowledge of Paul Kinnon, David Hild and Ben Nouri, after reasonable investigation.
8.3    Notices    . All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses:
Notices to Seller:
Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attn: Chief Executive Officer
Facsimile: (402) 452-5401
with a copy to (which shall not constitute notice to Seller):
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
Attention: Jeffrey T. Hartlin, Esq.
Facsimile: (650) 320-1904
Notices to Buyer or Parent:
ADSTEC Corporation
568-1-1 Innai-cho
Funabashi-city
Chiba 273-0025, Japan
Attn:     Tsutomu Kojima
with a copy to (which shall not constitute notice to Buyer or Parent):
Masuda, Funai, Eifert & Mitchell, Ltd.
203 N. LaSalle St., Suite 2500
Chicago, Illinois 60601
Attn:     George Kobayashi, Esq.
Facsimile: 312.245.7467
8.4    Assignment    . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by Buyer or Parent without the prior written consent of Seller.
8.5    Severability    . Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
8.6    Captions and Headings    . The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.
8.7    Entire Agreement    . This Agreement, including the schedules attached to this Agreement and other documents referred to herein, and the confidentiality provisions of the mutual confidential nondisclosure agreement signed by Parent and Seller on December 17, 2004, contain the entire understanding of the Parties with respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the Parties with respect to such subject matter.
8.8    Counterparts    . This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.
8.9    Governing Law    . Subject to Section 8.10 below, the law of the State of Nebraska shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the schedules to this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.
8.10    English Law    . Notwithstanding Section 8.9, SCHEDULE 2 and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with SCHEDULE 2 or its subject matter (including non-contractual disputes or claims).
8.11    Waiver of Jury Trial    . EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.12    No Strict Construction    . The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.
8.13    Equitable Remedies    . Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
8.14    No Third-Party Beneficiaries    . With the exception of the rights afforded in paragraph 3.7 to Schedule 2, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and such assigns) any legal or equitable rights under this Agreement including, but not limited to, the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the aforementioned, any Officer may enforce paragraph 3.7 to SCHEDULE 2.
8.15    Bulk Transfer Laws    . Each of Buyer and Parent hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer and the sale of the Inventory to Parent.
* * * * *

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.
BUYER:
ADS BIOTEC INC.,
a Delaware corporation

By: /s/ Tsutomu Kojima
Name: Tsutomu Kojima
Title: Chairman

PARENT:
ADSTEC CORPORATION,
a Japanese corporation

By: /s/ Tsutomu Kojima
Name: Tsutomu Kojima
Title: CEO and President

SELLER:

TRANSGENOMIC, INC.,
a Delaware corporation

By: /s/ Paul Kinnon
Name: Paul Kinnon
Title: President and CEO

SCHEDULE 2

PART 1

1.	Interpretation
All capitalised terms not otherwise defined in this Part shall have the meaning ascribed to the same in the Agreement. The definitions and rules of interpretation in this paragraph apply in this Schedule.

"Accounts"
the audited financial statements of Transgenomic Limited as at and to the Accounts Date, including the balance sheet, profit and loss account (together with the notes on them), the cash flow statement and the auditor's and directors' reports;

"Accounts Date"	31 December 2014;
"Business"	the business carried on by Transgenomic Limited or any party of it;
"Business Day"	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;
"Claim"	a claim for breach of any of the Warranties;
"Closing"	completion of the sale and purchase of the TL Shares in accordance with the Agreement and this Schedule;
"Director"	each person who is a director or shadow director of Transgenomic Limited, as set out in Part 2 of this Schedule;
"Disclosed"	fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule;
"Employee"	any person employed by Transgenomic Limited under a contract of employment;
“Employment Termination Costs”	;
"Encumbrance"
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

"Management Accounts"
means the unaudited balance sheet as at 30 September 2015 and the unaudited profit and loss account of Transgenomic Limited (including any notes thereon) for the period of 9 months ended 30 September 2015;

"Tax Warranties"	the warranties and representations set out in Part B of Part 4 of this Schedule;
"Tax Covenant"	the tax covenant set out in Part 5 of this Schedule;
"Warranties"	the warranties and representations given pursuant to paragraph 3 and set out in Part 4 of this Schedule;
"Worker"	any person who personally performs work for Transgenomic Limited but who is not in business on their own account or in a client/customer relationship.

2.	SALE AND PURCHASE
2.1    The Seller shall sell and the Buyer shall buy, with effect from Closing, the TL Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them.
2.2    The TL Shares shall be sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of the Agreement).
2.3    The Buyer is not obliged to complete the purchase of any of the TL Shares unless the purchase of all the TL Shares is completed simultaneously.

3.	WARRANTIES
3.1    The Seller warrants and represents to the Buyer that each Warranty is true and not misleading on the date of the Agreement except as Disclosed.
3.2    Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty proves to be untrue or misleading, the Seller shall pay to the Buyer on demand:

(i)	the amount necessary to put Transgenomic Limited into the position it would have been in if the Warranty had not been untrue or misleading; and

(ii)
all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses but excluding consequential losses) properly incurred by the Buyer or Transgenomic Limited as a result of the Warranty being untrue or misleading; and

(iii)
any amount necessary to ensure that, after any Taxation of a payment made in accordance with paragraph 3.2(i) or paragraph 3.2(ii), the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

3.3    The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss twice.
3.4    Warranties qualified by the expression so far as the Seller is aware or so far as Trangsgenomic Limited is aware (or any similar expression) are deemed to be given to the best of the information and belief of the Seller or Transgenomic Limited (as applicable), after it has made all reasonable and careful enquiries of (i) Ernst & Young LLP (financial advisers to Transgenomic Limited) (ii) Paul Hastings LLP (legal adviser to Transgenomic Limited) (iii) Paul Kinnon, Leon Richards and Susan Bowie. This paragraph 3.3 applies to this Schedule only.
3.5    Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this Schedule.
3.6    With the exception (i) of matters Disclosed; and (ii) information the Buyer has actual knowledge of in sufficient detail to identify the scope and nature of the matter in the context of the business of Transgenomic Limited, no information of which the Buyer and/or its agents and/or advisors has knowledge (actual, constructive or imputed knowledge) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.
3.7    The Seller agrees that any information supplied by Transgenomic Limited or by or on behalf of any of the employees, directors, agents or officers of Transgenomic Limited (“Officers”) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Schedule or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer and to Transgenomic Limited and each Officer that it waives any and all claims which it might otherwise have against any of them in respect of such claims.
3.8    The only Warranties given in respect of Taxation are the Tax Warranties.
4.    LIMITATIONS ON CLAIMS
4.1    The Seller shall not be liable for a Claim or a claim under the Tax Covenant unless notice in writing of the Claim or the claim under the Tax Covenant, summarising the nature of the Claim or the claim under the Tax Covenant (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:
(i)    in the case of a claim made under the Warranties in Part B of Part 4 of this Schedule, on or before the seventh anniversary of Closing; or
(ii)    in the case of a claim under the Tax Covenant, within the period specified in paragraph 5.1 of the Tax Covenant; or
(iii)    in any other case, on or before the second anniversary of Closing.
4.2    There shall be disregarded for all purposes any Claim in respect of which the amount which the Buyer would otherwise (but for the provisions of this Paragraph 4.2) be entitled to recover would be less than US$50,000 provided however that multiple claims arising out of the same or similar underlying cause may be aggregated for the purposes of determining whether this US$50,000 de minimis has been exceeded.
4.3    The aggregate liability of the Seller in respect of all and any Claims and all and, any claims under the Tax Covenant shall be limited to and shall in no event exceed an amount equal to US$300,000.
4.4    The Seller shall not be liable in respect of any Claim based upon a liability which is contingent or unquantifiable unless, and to the extent that until such contingent liability becomes an actual liability or such unquantifiable liability becomes quantifiable, provided that this Paragraph 4.5 shall not operate to avoid a Claim made in respect of a contingent or unquantifiable liability which is notified to the Seller within the applicable time limit specified in Paragraph 4.1 above to the extent that the contingent or unquantifiable liability subsequently becomes an actual or quantifiable liability (as the case may be).
4.5    The Seller shall not be liable in respect of any Claim to the extent that the facts or circumstances giving rise to such Claim are capable of remedy and are remedied or otherwise compensated by or at the expense of the Seller within 20 Business Days of the date on which notice of such Claim is given pursuant to Paragraph 4.2 above. The Buyer shall (at the Seller’s expense and subject to being indemnified to the Buyer’s satisfaction in respect of any cost, loss or liability incurred on so complying) comply with all reasonable written requests made by the Sellers during that 20 Business Day period for the purposes of so remedying any such breach or preventing any such loss.
4.6    If the Buyer becomes aware of any claim, action or demand made against Transgenomic Limited by a third party (a "Third Party Claim") which may give rise to a Claim the Buyer shall:
(i) not make any admission of liability, agreement or compromise with any person, body or authority in relation to that Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned) provided that nothing in this paragraph shall prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement, or from making any payment in respect of a Third Party Claim if the Buyer (acting reasonable) considers that a failure to do so will be materially prejudicial to its interests or those of Transgenomic Limited or otherwise change the goodwill of its business or that of Transgenomic Limited in any material respect;
(ii) as soon as practicable, notify the Seller giving reasonable details, so far as are known to the Buyer, of the relevant facts and circumstances relating to the Third Party Claim; and
(iii) keep the Seller reasonably informed of all material developments in relation to the Third Party Claim within its knowledge and consult with the Seller with regard to any actual or proposed developments relating to the matter in question save where to do so would or might reasonably breach or endanger the legal privilege of the Buyer in any such documents or records or any obligations of confidentiality owed to a third party.
4.7    If the Seller pays to the Buyer an amount in respect of a Claim and the Buyer or Transgenomic Limited subsequently recovers from another person an amount which is referable to the matter giving rise to that Claim, the Buyer shall as soon as practicable repay to the Seller the amount so received or recovered (less the reasonable costs incurred by Transgenomic Limited or the Buyer in recovering such amount), up to the amount which has been paid by the Seller in respect of such Claim.
4.8    Notwithstanding any other provision of this Agreement, the Buyer shall be obliged to mitigate any loss or damage which it may suffer or incur as a consequence of a matter giving rise to any breach of any Warranty, Claim or other claim under this Agreement.
4.9    Nothing in this paragraph 4 applies to exclude or limit the liability of the Seller to the extent that a Claim or a claim under the Tax Covenant arises or is delayed as a result of fraud or fraudulent non-disclosure by the Seller, its agents or advisers.
5.    TAX COVENANT
The provisions of Part 5 apply in this Schedule in respect of Tax.

6.    INDEMNITY
The Seller shall indemnify the Buyer and Transgenomic Limited against:
(a)    all Employment Termination Costs arising out of the termination of any of the Employee’s employment by reason of redundancy within the six month period following Closing; and
(b)    all liabilities, costs, expenses, damages and losses suffered or incurred by Transgenomic Limited arising out of or in connection with:
(i)    any claim against Transgenomic Limited by Menarini Diagnostics s.r.l or its Affiliates;
(ii)    in respect of the “Trattamento di Fine Rapporto” shown as an accrual in the Accounts for Marco Sbalzarini, up to an aggregate amount of €35,487,08 and for Paolo Zaccagna, up to an aggregate amount of €25,110,80;
(iii)    the cessation of the operation of Transgenomic Limited’s business at, and the closure of, Transgenomic Limited’s branch office in France;
(iv)    the employment by Transgenomic Limited of Philip Eastlake and the termination of such employment; and
(v)    any Liability for Tax (as defined in Part 5 of Schedule 2) arising out of the write off by Transgenomic, Inc. of all debts owed to it by Transgenomic Limited pursuant to a letter agreement, by and among Transgenomic, Inc., Parent and Transgenomic Limited (in the agreed form), dated the same date as this Agreement.
7.     FURTHER ASSURANCE
The Seller shall (at its own expense) promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Schedule 2.
PART 2 -

PARTICULARS OF TRANSGENOMIC LIMITED

Company Name:	Transgenomic Limited
Company Number:	3257373
Date of Incorporation:	1 October 1996
Jurisdiction of incorporation:	England & Wales
Type of company:	Private company limited by shares
Registered Office:	DWF LLP 1 Scott Place 2 Hardman Street Manchester, M3 3AA United Kingdom
Directors:	Paul Kinnon Philip Benjamin Eastlake Susan Elizabeth Bowie
Secretary:	Philip Benjamin Eastlake
Issued Share Capital:	Amount: £651,617 Divided into: 651,617 ordinary shares of £1 each
Shareholders:	Transgenomic, Inc. (651,617 ordinary shares of £1 each)
Charges:	Type	Created	Persons entitled	Short particulars
	Debenture	15 January 2009	Royal Bank of Scotland PLC	Fixed and floating charge over the undertaking and all Glasgow Facility and assets present and future, including goodwill, uncalled capital, buildings, fixtures, fixed plant & machinery.
	Rent deposit deed	28 September 1998	C.H.Q. Limited	Transgenomic Limited charges all its interest in the rent deposit to the mortgagee as security for the performance of its obligations in a lease dated 28 September 1998.
Accounting Reference Date:	31 December
Date of Latest Annual Return:	1 October 2015
Auditors:	Ernst & Young LLP
Previous Names (and dates of changes):	Previous name		Date of change
	CETAC Technologies Limited		27 April 1998
	COBCO (204) Limited		23 December 1996

- PART 3 -

COMPLETION
1.    At Closing, the Seller shall deliver to the Buyer:
1.1    a transfer of the TL Shares, in agreed form, executed by the Seller in favour of the Buyer or such person as it may direct;
1.2    the share certificates for the TL Shares or any indemnity, in agreed form, for any lost certificates;
1.3    the statutory registers and minute books (duly written up to the time of Closing), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name relating to Transgenomic Limited;
1.4    the written resignation, in agreed form and executed as a deed, of all the Directors of Transgenomic Limited (other than Susan Bowie) and the secretary of Transgenomic Limited from their respective offices and employment with Transgenomic Limited;
1.5    a duly executed resignation letter, in the agreed form, relating to the employment of Philip Eastlake
1.6    an irrevocable power of attorney, in agreed form, given by the Seller in favour of the Buyer to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the TL Shares before the transfer of the TL Shares is registered in the register of members of Transgenomic Limited;
1.7    the duly executed forms necessary to amend (as the Buyer shall direct) the mandates given by Transgenomic Limited to its bankers;
1.8    all Companies House web filing service details for Transgenomic Limited, including the relevant sign in e-mail address, security code and company authentication code;
1.9    the written resignation of the auditor of Transgenomic Limited, including the statement required by section 519 of the Companies Act 2006;
1.10    all title deeds and other documents relating to the Glasgow Facility; and
1.11    bank statements for each of Transgenomic Limited's bank accounts, showing the balances at the close of business on the Business Day before Closing
2.    The Seller shall cause a board meeting of Transgenomic Limited to be held at Closing at which the matters set out in the agreed form closing board minutes shall take place.
- PART 4 -
WARRANTIES
Part A - General warranties
1.    SHARES IN TRANSGENOMIC LIMITED
1.12    The TL Shares constitute the whole of the allotted and issued share capital of Transgenomic Limited and are fully paid, or credited as fully paid.
1.13    The Seller is the sole legal and beneficial owner of the TL Shares and is entitled to transfer the legal and beneficial title to the TL Shares to the Buyer free from all Encumbrances, without the consent of any other person.
1.14    No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of Transgenomic Limited (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.
1.15    No Encumbrance has been granted to any person or otherwise exists affecting the TL Shares or any unissued shares, debentures or other unissued securities of Transgenomic Limited, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.
1.16    Transgenomic Limited:
1.16.1    does not own, and has not agreed to acquire, any shares, loan capital or any other securities or interest in any company;
1.16.2    does not have and has not, at any time, had any subsidiaries or subsidiary undertakings (within the meaning of section 1162 of the Companies Act 2006);
1.16.3    is not, and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); and
1.16.4    has no branch or permanent establishment outside of the United Kingdom.
1.17    Transgenomic Limited has not purchased, redeemed, reduced, repaid or forfeited any of its share capital.
2.    CONSTITUTIONAL AND CORPORATE DOCUMENTS
2.4    A copy of the memorandum and articles of association of Transgenomic Limited are in the Disclosure Schedule.
2.5    All returns, particulars, resolutions and other documents that Transgenomic Limited is required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered.
2.6    All deeds and documents belonging to Transgenomic Limited (or to which it is a party) which are material to Transgenomic Limited in the context of the Business as a whole and are in the possession or under the control of Transgenomic Limited.
2.7    All accounting, financial and other records of Transgenomic Limited (including its statutory books and registers):
2.7.1    have been properly prepared and maintained;
2.7.2    constitute an accurate record of all matters required by law to appear in them, and comply with any applicable requirements of the Companies Act 2006;
2.7.3    do not contain any material inaccuracies or discrepancies; and
2.7.4    are in the possession of Transgenomic Limited.
3.    INFORMATION
3.9    The particulars set out in Part 2 of this Schedule 2 are true, accurate and complete.
3.10    All information contained in the Disclosure Schedule is true, accurate and complete.
4.    COMPLIANCE AND CONSENTS
4.10    Transgenomic Limited has at all times conducted its business in all material respects in accordance with, and has acted in compliance with in all material respects, all applicable laws and regulations.
4.11    Transgenomic Limited holds all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Closing ("Consents").
4.12    Each of the Consents is valid and subsisting, Transgenomic Limited is not in breach of the terms or conditions of the Consents (or any of them) and, so far as Transgenomic Limited is aware, there is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.
5.    INSURANCE
5.1    Transgenomic Limited maintains, and has at all material times maintained, adequate insurance to cover against all losses, liabilities and risks that are normally insured against by a person carrying on the same type of business as the Business.
5.2    The policies of insurance maintained by or on behalf of Transgenomic Limited ("Policies") are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed. Transgenomic Limited has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or affect the renewal of any of the Policies.
5.3    There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.
5.4    Copies of each of the Policies are in the Disclosure Schedule.
6.    DISPUTES AND INVESTIGATIONS
6.1    Neither Transgenomic Limited, nor any of its Directors nor any person for whose acts Transgenomic Limited may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 6 as "Proceedings"):
6.1.1    any litigation, administrative, arbitration or other proceedings, claims, actions or hearings (except for debt collection in the normal course of business); or
6.1.2    any dispute with or, investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.
6.2    So far as Transgenomic Limited is aware, no Proceedings have been threatened or are pending by or against Transgenomic Limited, any Director or any person for whose acts Transgenomic Limited may be vicariously liable, and, so far as Transgenomic Limited is aware, there are no circumstances likely to give rise to any such Proceedings.
6.3    Transgenomic Limited is not affected by any existing or pending judgment, order, decision or ruling of any court, tribunal or governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings.
6.4    Neither the Seller, nor any of the Seller's Affiliates, has a claim of any nature against Transgenomic Limited, nor has it assigned to any person the benefit of any such claim.
7.    CONTRACTS AND TRADING
7.1    The Disclosure Schedule contains full particulars of all subsisting contracts, agreements, arrangements, understandings or commitments to which Transgenomic Limited is a party and which are material to Transgenomic Limited in the context of the Business as whole (“Material Agreements”).
7.2    Except for any Material Agreement that is not being transferred pursuant to the Agreement, Transgenomic Limited is not a party to any Material Agreement which is of an unusual or exceptional nature in the context of the ordinary course of the Business, or not on arm's-length terms.
7.3    No party is in default of any Material Agreements, so far as Transgenomic Limited is aware, no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default. No notice of termination of any such agreement has been received or served by Transgenomic Limited, and, so far as Transgenomic Limited is aware, there are no grounds for the termination, rescission, repudiation or a material change in the terms of any such Material Agreement.
7.4    There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between Transgenomic Limited and either the Seller (or any other member of the Seller's Affiliates) or a director of Seller's Affiliates (or any person connected with any such director (within the meaning of section 1122 of the CTA 2010)).
8.    EFFECT OF SALE OF THE TL SHARES
8.1    So far as Transgenomic Limited is aware, the acquisition of the TL Shares by the Buyer will not:
8.1.5    relieve any person of any material obligation to Transgenomic Limited, or enable any person to determine any such obligation, or any material right or benefit enjoyed by Transgenomic Limited; or
8.1.6    result in any customer, client or supplier who is material to Transgenomic Limited in the context of the Business as whole, reducing its business, or changing the terms on which it deals, with Transgenomic Limited; or
8.1.7    result in the loss of, or any default under, any Consent (as defined in paragraph 4.2 of Part 1 of this Schedule); or
8.1.8    so far as the Seller is aware, result in any officer or senior employee leaving Transgenomic Limited.
9.    FINANCE AND GUARANTEES
9.1    The Disclosure Schedule contains full particulars of all money borrowed by Transgenomic Limited and all financial facilities currently outstanding or available to Transgenomic Limited, including copies of all related documentation.
9.2    No Encumbrance over any of the assets of Transgenomic Limited is now enforceable, and, so far as Transgenomic is aware, there are no circumstances likely to give rise to any such enforcement.
9.3    Transgenomic Limited has not factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.
9.4    No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by Transgenomic Limited in respect of any indebtedness or other obligations of any third party.
9.5    Transgenomic Limited has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to Transgenomic Limited other than debts that have arisen in the normal course of the Business.
9.6    The debts owing to Transgenomic Limited as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have been realised, or, where they remain outstanding the Seller is not aware of any reason why they will not within two months after Closing realise in cash their full amount, and none of those debts has been outstanding for more than two months.
9.7    Full details of all creditors and debtors of Transgenomic Limited, including the amount due and the due date for payment, is in the Disclosure Schedule.
9.8    No insolvency event has occurred in relation to Transgenomic Limited or the Seller.
9.9    No guarantee, bond, indemnity, securities or Encumbrances have been given by Transgenomic Limited in respect of any indebtedness, liabilities or oglibations of the Seller or any person connected with the Seller.
10.    ACCOUNTS
10.1    The Accounts:
10.1.1    show a true and fair view of the state of affairs of Transgenomic Limited as at the Accounts Date, and of the profit or loss of Transgenomic Limited for the accounting period ended on the Accounts Date;
10.1.2    have been properly prepared in accordance with generally accepted accounting principles applied in the UK;
10.1.3    comply with the requirements of the Companies Act 2006 and all other applicable law and regulations in the UK; and
10.1.4    (save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items.
10.2    The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of Transgenomic Limited as at and to the date for which they have been prepared.
10.3    A copy of each of the Accounts and the Management Accounts are in the Disclosure Schedule.
11.    CHANGES SINCE THE ACCOUNTS DATE
11.1    Since the Accounts Date:
11.1.1    Transgenomic Limited has conducted the Business in the normal course and as a going concern;
11.1.2    there has been no material adverse change in the turnover, financial position or prospects of Transgenomic Limited;
11.1.3    no dividend or other distribution of profits or assets has been, or agreed to be declared, made or paid by Transgenomic Limited;
11.1.4    Transgenomic Limited has not borrowed or raised any money or taken or given any form of financial security, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of £1,000; and
11.1.5    Transgenomic Limited has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by Transgenomic Limited which have been outstanding for more than 60 days.
12.    ASSETS
12.1    The assets included in the Accounts, together with any assets acquired by Transgenomic Limited since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and all other assets used by Transgenomic Limited in connection with the Business are:
12.1.1    legally and beneficially owned by Transgenomic Limited, free from Encumbrance or any other third party right, and Transgenomic Limited has good and marketable title to such assets; and
12.1.2    in the possession and control of Transgenomic Limited.
12.2    The plant, machinery, vehicles, office and other equipment used by Transgenomic Limited in connection with the Business are in good working order, have been regularly and properly maintained and are capable of doing the work for which they were designed.
12.3    Each element of the computer hardware, databases and software owned, used, leased or licensed by Transgenomic Limited in relation to the Business ("IT System"):
12.3.1    is functioning properly and in accordance with all applicable specifications;
12.3.2    is not defective in any respect and contains no software virus or other malware; and
12.3.3    has sufficient capacity, scalability and performance to meet the current and the foreseeable peak volume requirements of the Business as carried on at Closing.
12.4    Transgenomic Limited has obtained all rights from third parties that are necessary to enable it to make and continue to make exclusive and unrestricted use of the IT System for the purposes of the Business.
12.5    The assets owned by Transgenomic Limited comprise all the assets necessary for the continuation of the Business as it is carried on at Closing, and such assets are not shared with any other person.
12.6    A copy of Transgenomic Limited’s fixed asset register as at the Closing Date is in the Disclosure Schedule.
13.    EMPLOYMENT
13.1    The Disclosure Schedule includes anonymised particulars of each Employee and Worker, and the principal terms of their respective contracts with Transgenomic Limited.
13.2    The Disclosure Schedule includes anonymised details of all persons who are not Workers and who are providing services to Transgenomic Limited under an agreement which is not a contract of employment with Transgenomic Limited (including consultants and secondees), and full particulars of the terms on which such persons provide their services.
13.3    The Disclosure Schedule includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.
13.4    No offer of employment or engagement has been made by Transgenomic Limited which is outstanding for acceptance, or which has been accepted but not yet commenced.
13.5    No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened, and, so far as Transgenomic Limited is aware, there are no circumstances likely to give rise to such notice.
13.6    Transgenomic Limited is not a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).
13.7    Transgenomic Limited has not incurred any actual or contingent liability in connection with the termination of employment of any Employee, or for failing to comply with any order for the reinstatement or re-engagement of any Employee.
13.8    Transgenomic Limited has not made or provided, or agreed to make or provide, any payment or benefit to any of its present or former directors, Employees or Workers (or their dependants) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.
13.9    There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.
13.10    Transgenomic Limited has not offered, promised or agreed to any future variation in the contract of any Employee or Workers, identifying which applies to which individual.
13.11    The Disclosure Schedule includes copies of all current contracts, handbooks and policies which apply to the Employees and Workers.
13.12    Transgenomic Limited has not entered into any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).
13.13    Transgenomic Limited has performed all material obligations and duties it is required to perform in respect of each Employee and Worker, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise.
14.    RETIREMENT BENEFITS
14.1    Save for the auto-enrolment obligations detailed in paragraph 14.2, Transgenomic Limited does not have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits ("Relevant Benefits") in respect of its current or former officers or employees ("Pensionable Employees") and no proposal or announcement has been made to any employee or officer of Transgenomic Limited about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.
14.2    Transgenomic Limited has complied in all material respects with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Details of this compliance are set out in the Disclosure Schedule, including (but not limited to) any documents relating to Transgenomic Limited's staging date, copies of any correspondence between Transgenomic Limited and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers’ Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees to the extent relevant.
14.3    So far as Transgenomic Limited is aware, no notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of Transgenomic Limited.
14.4    So far as Transgenomic Limited is aware, Transgenomic Limited has not discriminated against any Pensionable Employee on any grounds in providing any Relevant Benefits.
14.5    No claims or complaints have been made or, so far as Transgenomic Limited is aware, are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by Transgenomic Limited in relation to any of the Pensionable Employees and, so far as Transgenomic Limited is aware, there is no fact or circumstance likely to give rise to such claims or complaints.
15.    GLASGOW FACILITY
15.1    The Glasgow Facility is the only land and buildings owned, used or occupied by Transgenomic Limited, and Transgenomic Limited has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings, other than the Glasgow Facility.
15.2    Transgenomic Limited has no liability (whether actual or contingent) in respect of any land or buildings other than the Glasgow Facility, nor has it given any guarantee or indemnity for any liability relating to any land or buildings other than the Glasgow Facility.
15.3    A copy of the lease relating to the Glasgow Facility is in the Disclosure Schedule.
Part B - Tax Warranties
1.    GENERAL
1.1    All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by Transgenomic Limited to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Tax Authority.
1.2    All Tax (whether of the UK or elsewhere), for which Transgenomic Limited has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.
1.3    Transgenomic Limited maintains complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the tax liabilities of Transgenomic Limited to be calculated accurately in all material respects.
1.4    All Tax and national insurance contributions deductible under the PAYE system and/or any other UK tax legislation have, so far as required to be deducted, been deducted from all payments made (or treated as made) by Transgenomic Limited. All amounts so deducted and due to be paid to the relevant Tax Authority on or before the date of the Agreement have been so paid.
1.5    The Disclosure Schedule contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of Transgenomic Limited by an employee benefit trust or another third party, falling within the provisions of Part 7A to the Income Tax (Earnings and Pensions) Act 2003 and details of any trust or arrangement capable of conferring such a benefit.
1.6    The Disclosure Schedule contains details of all concessions, agreements and arrangements that Transgenomic Limited has entered into with a Tax Authority.
1.7    Transgenomic Limited is not, nor so far as the Seller is aware will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.
1.8    The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which Transgenomic Limited is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.
1.9    So far as the Seller is aware, no officer or employee of Transgenomic Limited has ever held any shares in the capital of Transgenomic Limited.
2.    CHARGEABLE GAINS
2.1    The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of Transgenomic Limited, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of the Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of the Taxation of Chargeable Gains Act 1992 (TCGA 1992).
3.    CAPITAL ALLOWANCES
4.1    Transgenomic Limited has not claimed first year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (CAA 2001), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts Date any asset which, if disposed of at the date of the Agreement for consideration equal to its not book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.
5.    DISTRIBUTIONS AND OTHER PAYMENTS
5.1    No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by Transgenomic Limited, except dividends shown in its audited accounts, and Transgenomic Limited is not bound to make any such distribution.
5.2    Transgenomic Limited has not, within the period of seven years preceding the date of the Agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).
6.    LOAN RELATIONSHIPS
6.1    All financing costs, including interest, discounts and premiums payable by Transgenomic Limited in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by Transgenomic Limited as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of Transgenomic Limited.
7.    CLOSE COMPANIES
7.1    Any loans or advances made, or agreed to be made, by Transgenomic Limited within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Schedule. Transgenomic Limited has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.
8.    GROUP MATTERS
8.1    Transgenomic Limited is not and has never been a member of a group of companies for Tax purposes.
9.    INTANGIBLE ASSETS
9.1    The Disclosure Schedule sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, as defined in section 713 of CTA 2009, of Transgenomic Limited and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to Transgenomic Limited. No circumstances have arisen since the Accounts Date by reason of which that basis might change.
9.2    Transgenomic Limited does not hold nor has it held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.
10.    COMPANY RESIDENCE AND OVERSEAS INTERESTS
10.1    Transgenomic Limited has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of CTA 2009 or for any other tax purposes.
10.2    Transgenomic Limited does not hold, nor within the last seven years has it held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.
11.    TRANSFER PRICING
11.1    All transactions or arrangements made by Transgenomic Limited have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.
12.    ANTI-AVOIDANCE
12.1    Transgenomic Limited has not been a party to, nor so far as the Seller is aware has it been otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.
13.    INHERITANCE TAX
13.1    No asset owned by Transgenomic Limited, nor the TL Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.
14.    VALUE ADDED TAX
14.1    Transgenomic Limited is a taxable person and registered for the purposes of VAT with quarterly prescribed accounting periods.
14.2    Transgenomic Limited is not nor has it been in the period of six years ending with the date of Closing, a member of a group of companies for the purposes of section 43 of VATA 1994.
14.3    All supplies made by Transgenomic Limited are taxable supplies. Transgenomic Limited has not been, nor so far as the Seller is aware will it be, denied full credit for all input tax paid or suffered by it.
14.4    Transgenomic Limited does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994
15.    STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX
15.1    Any document that may be necessary or desirable in proving the title of Transgenomic Limited to any asset which is owned by Transgenomic Limited at the date of the Agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.
15.2    Neither entering into the Agreement nor Closing will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Closing which will affect Transgenomic Limited.
15.3    The Disclosure Schedule sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by Transgenomic Limited before the date of the Agreement in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of the Agreement.

- PART 5 -
TAX COVENANT
1.    INTERPRETATION
The following definitions and rules of interpretation apply in this Tax Covenant.
Definitions:
"Accounting Period"    any period by reference to which any income, profits or gains or any other amounts relevant for the purposes of Tax are measured or determined;
“Accounts Relief” means (a) any Relief (including the right to a repayment of Tax shown as an asset in the Accounts; and (b) any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts;
"Buyer's Relief"    means: (a) any Accounts Relief; (b) any relief arising to Transgenomic Limited in connection with any Event occurring after Closing; and (c) any relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than Transgenomic Limited;
"Buyer's Tax Group"    the Buyer and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose (excluding for periods on or before Closing Transgenomic Limited);
"Event"    includes (without limitation), the expiry of a period of time, Transgenomic Limited becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this Schedule), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;
“Group”    in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a "member of the Group";
"Liability for Tax"
(a) any liability of Transgenomic Limited to make an actual payment of Tax whether or not the same is primarily payable by Transgenomic Limited and whether or not Transgenomic Limited has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment;
(b) the loss of or failure to obtain, for any reason, any Accounts Relief, in which case, the amount of the Liability for Tax will be the amount of the repayment;
(c)    the use or setting off of any Buyer's Relief in circumstances where, but for such set off or use, Transgenomic Limited would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use.
"Relief"    includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax;
"Tax" and “Taxation”    all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of Transgenomic Limited to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Closing);
"Tax Claim"    any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that Transgenomic Limited or the Buyer is or may be subject to a Liability for Tax;
"Tax Authority"    any authority, body or official competent to impose, assess or collect Tax in the UK or elsewhere.
1.1    References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received.
1.2    Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of Transgenomic Limited to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of Transgenomic Limited to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.
2.    COVENANT
2.1    Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Buyer an amount equal to any:
2.1.1    Liability for Tax resulting from, or by reference to, any Event occurring on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by Transgenomic Limited on or before Closing, whether or not that liability was discharged on or before Closing;
2.1.2    Liability for Tax which arises solely due to the relationship for Tax purposes before Closing of Transgenomic Limited with any person other than a member of the Buyer's Tax Group, whether arising before or after Closing;
2.1.3    Liability for Tax that arises due to any Event that occurs after Closing under a legally binding obligation (whether or not conditional but excluding the entry into of this Agreement and any document to be entered between Buyer and Seller as referred to in this Agreement) entered into by Transgenomic Limited on or before Closing otherwise than in the ordinary course of business;
2.1.5    Liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loan made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of Transgenomic Limited, or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of any of the Seller.
2.1.6    Liability for Tax being a liability for inheritance tax that:
2.1.6.1    is a liability of Transgenomic Limited and arises because of a transfer of value occurring (or being deemed to occur) on or before Closing (whether or not in conjunction with the death of any person whenever it happens);
2.1.6.2    gives rise at Closing to a charge on, or a power to sell, mortgage or charge, any of the TL Shares or assets of Transgenomic Limited; or
2.1.6.3    gives rise after Closing to a charge on, or a power to sell, mortgage or charge, any of the TL Shares or assets of Transgenomic Limited because of the death of any person within seven years of a transfer of value that occurred before Closing;
and in determining for the purposes of this paragraph 2.1.5 whether a charge on, or power to sell, mortgage or charge any of the shares or assets of Transgenomic Limited exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;
2.1.7     liability of Transgenomic Limited to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into (or created) outside the ordinary course of Transgenomic Limited's business on or before Closing of a sum equivalent to (or by calculated by reference to) another person's Liability for Tax;
2.1.8    costs and expenses (including legal costs on a full indemnity basis), reasonably and properly incurred by the Buyer, Transgenomic Limited or any member of the Buyer's Tax Group in connection with any successful Tax Claim or successfully taking or defending any action under this Schedule.
3.    PAYMENT DATE AND INTEREST
3.1    Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:
3.1.1    in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment;
3.1.2    in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by Transgenomic Limited is or would have been required to be paid to the relevant Tax Authority; or
3.1.3    in any other case, seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment.
3.2    If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except to the extent that the Seller's liability under paragraph 2 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of 4% a year over the base rate from time to time of The Bank of England or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums.
4.    EXCLUSIONS
4.1    The covenant contained in paragraph 2 above shall not cover any Liability for Tax to the extent that:
4.1.1    specific provision or reserve (other than a provision for deferred tax) for the liability is made in, or the liability was otherwise taken into account in the preparation of, the Accounts;
4.1.2    the Liability for Tax was paid on or before Accounts Date and the Accounts reflected that payment;
4.1.3    it arises as a result of a transaction in the ordinary course of business of Transgenomic Limited between the Accounts Date and Closing;
4.1.4    it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Closing or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part) provided that this paragraph 4.1.4 will not apply to any payment under paragraph 9;
4.1.5    the Buyer is compensated for the Liability for Tax under any other provision of this Agreement;
4.1.6    it would not have arisen but for an act, transaction or omission of Transgenomic Limited or the Buyer or any member of the Buyer's Tax Group after Closing which Transgenomic Limited or the Buyer was aware or ought to be aware would give rise to the Liability for Tax in question, except that this exclusion shall not apply where any such act, transaction or omission:
(a)        is undertaken under a legally binding obligation entered into by Transgenomic Limited on or before Closing; or
(b)        is carried out at the written request of the Seller; or
(c)        is carried out or effected by Transgenomic Limited in the ordinary course of business of Transgenomic Limited as carried on at Closing, provided that for this purpose the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 4.1.6 shall apply subject to any other exclusion in sub-paragraphs 4.1.6 (a), (b), (d) or (e):
(i) any disposal (or deemed disposal for any Tax purpose) of assets other than trading stock by Transgenomic Limited;
(ii) any change in the use of an asset by Transgenomic Limited;
(d)    is undertaken or imposed on Transgenomic Limited by any legislation which was in force on or before Closing;or
(e)    is undertaken to avoid or mitigate a penalty imposable by any legislation which was in force on or before Closing; or
4.1.7    the liability arises as a result of a change after Closing in the length of any Accounting Period of Transgenomic Limited, or a change after Closing in any accounting policy or Tax reporting practice of Transgenomic Limited (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to Transgenomic Limited at Closing); or
4.1.8    such liability is in respect of interest and penalties (or other time-geared Tax liabilities) and arises as a result of Transgenomic Limited failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing; or
4.1.9    the liability arises solely as a result of the failure of the Purchaser to comply with any of its obligations contained in this Schedule; or
4.1.10 any Relief other than a Buyer's Relief is available, or is for no consideration made available by the Seller, to Transgenomic Limited to set against or otherwise reduce or eliminate the liability (and so that (i) for this purpose any Relief arising in respect of an Accounting Period falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable, (ii) any Relief that is so available in relation to more than one Liability to Tax to which paragraph 2 of this Part of this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller’s total liability hereunder and (iii) the Seller may at its expense require the auditors for the time being of Transgenomic Limited to certify the extent to which Transgenomic Limited has any Reliefs available to which this paragraph may apply); or

4.1.11    the liability would not have arisen but for the failure or omission on the part of Transgenomic Limited after Closing otherwise than at the direction of the Seller to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, as the Seller may require in respect of periods or matters for which the Seller is liable under this Part 5 of this Schedule in circumstances where: (a) the making, giving or doing of which was taken into account in the preparation of the Accounts and (b) the need to make, give or do the same and the time limit for doing the same is specifically notified to the Buyer in reasonable time before such claim, election, surrender or disclaimer was to be made; or
4.1.12    the liability is a Liability to Tax comprising interest or penalties, in so far as attributable to the unreasonable delay or default of Transgenomic Limited or the Buyer or any other member of the Buyer's Tax Group after Closing in accounting for amounts received by the Buyer pursuant to a successful claim under this Schedule or for breach of the Tax Warranties to the appropriate Tax Authority.
5.    LIMITATIONS
5.1    The liability of the Seller under paragraph 2 will terminate on:
5.1.1    the 21st anniversary of Closing, for any claim under paragraph 2 for a liability arising from a loss of Tax caused fraudulently or deliberately by Transgenomic Limited or any related person; or
5.1.2    the seventh anniversary of Closing (in any other case)
except for any claim under paragraph 2 of which written notice is given to the Seller before that relevant date containing, to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.
6.    RECOVERY FROM THIRD PARTIES
6.1    Where the Seller has paid an amount under paragraph 2 for any Liability for Tax and the Buyer or Transgenomic Limited or any other member in the Buyer's Tax Group is or become entitled to recovers from some other person (including a Tax Authority but not the Buyer or Transgenomic Limited or any other member in the Buyer's Tax Group), any amount for any Liability for Tax, the Buyer shall or shall procure that Transgenomic Limited shall:
6.1.1    notify the Seller of its entitlement as soon as reasonably practicable; and
6.1.2    if required by the Seller and, subject to the Buyer and Transgenomic Limited being indemnified and secured by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that Transgenomic Limited takes, all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken provided that Transgenomic Limited shall not be required to take any action under the paragraph 6.1 that, in the Buyer’s reasonable opinion, is likely to harm its, Transgenomic Limited’s or any member of the Buyer’s Tax Group’s commercial or employment relationship (potential or actual) with that or any other person other than a Tax Authority or the professional advisers or auditors of Transgenomic Limited).
6.2     If the Buyer or Transgenomic Limited recovers any amount referred to in paragraph 6.1, the Buyer shall account to the Seller for the lesser of:
6.2.1    any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount; and
6.2.2    the amount paid by the Seller under paragraph 2 in respect of the Liability for Tax in question.
7.    CORPORATION TAX RETURNS
7.1    Subject to paragraphs 7.2 and 7.5, the Buyer will procure that Transgenomic Limited keeps the Seller fully informed of its Tax affairs for any accounting period ended on or before Closing for which final agreement with the relevant Tax Authority of the amount of Tax due from Transgenomic Limited has not been reached or in relation to any Accounting Period in respect of which the Seller may be liable to the Buyer under paragraph 2. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations. The Buyer will procure that Transgenomic Limited will not amend or withdraw any return or computation or any claim, election, surrender or consent made by it for its accounting periods ended on or before Closing without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations.
7.2    The Seller or its duly authorised agents or advisers shall, at the cost of the Seller, prepare and submit the corporation tax computations and returns of Transgenomic Limited for its Accounting Period ending 31 December 2015 (“2015 Tax Documents”).
7.3    The Seller shall deliver to the Buyer for comments, at least 45 Business Days prior to the last date on which the 2015 Tax Documents must be submitted without incurring any interest or penalty, the 2015 Tax Documents which it intends to submit to the Tax Authority before submission to the Tax Authority and subject to this Clause 7 shall take account of the reasonable comments of the Buyer and make such amendments to the 2015 Tax Documents as the Buyer may reasonably require in writing within 30 Business Days of the date of delivery of the 2015 Tax Documents.
7.4    Subject to paragraphs 7.3 and 7.5, the Buyer shall procure that:
(a)    Transgenomic Limited properly authorises and signs the 2015 Tax Documents and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Seller shall reasonably require in relation to the 2015 Tax Documents;
(b)    Transgenomic Limited provides to the Seller, at the cost of the Seller, such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the 2015 Tax Documents; and
(c)    any correspondence which relates to the 2015 Tax Documents shall, if received by the Buyer or Transgenomic Limited or their agents or advisers, be copied to the Seller as soon as is reasonably practicable.
7.5    The Buyer shall be under no obligation to take the comments of the Seller under paragraph 7.1 into account or to procure the authorisation, signing or submission to a Tax Authority of any 2015 Tax Document delivered to it under paragraphs 7.2 to 7.4  which it considers, in its reasonable opinion, is false, misleading, incomplete or inaccurate in any material respect or would otherwise adversely affect the business or Tax affairs of the Buyer, any member of the Buyer’s Tax Group or Transgenomic Limited.
8.    CONDUCT OF TAX CLAIMS
8.1    If the Buyer or Transgenomic Limited become aware of any claim for Tax which gives or may give rise to a Tax Claim, the Buyer shall, or shall procure that Transgenomic Limited shall, as soon as reasonably practicable give written notice of the Tax Claim to the Seller.
8.2    If the Seller in writing reasonably requires, the Buyer shall, or shall procure that Transgenomic Limited shall, at the Seller's expense, supply the Seller with such available and relevant details, documentation, correspondence and information and shall take such action as the Seller may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Tax Claim and any adjudication, assessment or ruling in respect of the Tax Claim provided that the Seller shall first indemnify and secure the Buyer and Transgenomic Limited against all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred in relation to the same.
8.3    The Seller shall have the right to have any action mentioned in Paragraph 8.2 conducted by its nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Buyer (such approval not to be unreasonably withheld or delayed and shall be deemed to be given in the event that the Buyer does not within 7 days of request give a fully reasoned, written response to a request for approval by the Seller). For the avoidance of doubt, the Seller shall not be entitled to requested that the conduct of any Tax Claim is delegated to it or any other person.
8.4    The Buyer shall keep the Seller fully informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Seller, copies of all material correspondence pertaining to it.
8.5    Subject to paragraphs 8.6 and 8.7, the Buyer shall not, and shall procure that Transgenomic Limited shall not, agree to the settlement or compromise of any Tax Claim or any proposal for the same or make any admission of liability in respect of a Tax Claim without the prior approval of the Seller in writing unless such approval is unreasonably withheld or delayed.
8.6    Neither the Buyer nor Transgenomic Limited shall be obliged to take any action under Paragraph 8.2:
8.6.1    which involves an appeal that cannot be made without an amount of Tax being paid to the relevant Tax Authority unless the Seller first pays such amount to the Buyer;
8.6.2    which involves an appeal against any Tax Assessment beyond the first relevant appellate body unless Tax counsel of at least 10 years' call advises in writing that the chances of such appeal succeeding are greater than the chances of it failing;
8.7    The Buyer and Transgenomic Limited shall be free without reference to the Seller to deal in their absolute discretion (but acting in good faith) with any notice, demand, assessment, letter or other document issued or action taken by or on behalf of a Tax Authority from which it appears that there is or may be a Tax Claim (the "Tax Assessment") if:
8.7.1    the Seller confirms in writing that it accepts the Tax Assessment;
8.7.2    the Seller has not within 10 Business Days of receipt of a notice of a Tax Assessment under Paragraph 7.1 requested that the Buyer or Transgenomic Limited take any action pursuant to Paragraph 7.2;
8.7.3    the time limit for the next or final appeal or judicial review in respect of the Tax Assessment has expired; or
8.7.4    the Tax Assessment involves written allegations made by any Tax Authority of any fraud on the part of Transgenomic Limited before Completion.
9.    OVER-PROVISIONS AND CORRESPONDING BENEFIT
9.1    If:
9.1.1    any provision for Tax (other than deferred tax) in the Accounts proves to be an over-provision; or
9.1.2    the amount by which any right to repayment of Tax which has been treated as an asset in the Accounts proves to have been under-stated; or
9.1.3    a payment by the Seller in respect of any Liability for Taxation under a Tax Claim or the matter giving rise to the Liability for Taxation in question results in Transgenomic Limited or the Buyer receiving any Tax Relief (other than a Buyer's Tax Relief) which is utilised (including by way of repayment of Tax) but was not taken into account in calculating the quantum of the Seller's liability under the Tax Claim ("Corresponding Relief"), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised ("Relevant Amount"), shall be dealt with in accordance with Paragraph 9.2.
9.2    The Relevant Amount:
9.2.1    shall first be set off against any payment then due from the Seller under a Tax Claim;
9.2.2    to the extent there is an excess of the Relevant Amount after any application of the same under Paragraph 9.2.1, a refund shall be made to the Seller of any previous payment or payments made by the Seller under a Tax Claim and not previously refunded (whether under this Paragraph 9.2.2 or otherwise) up to the amount of such excess; and
9.2.3    to the extent that the excess referred to in Paragraph 9.2.2 is not exhausted under that sub-Paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under a Tax Claim.
9.3    If the Buyer or Transgenomic Limited become aware of any circumstances which shall or may give rise to the application of this Paragraph 9, the Buyer shall or shall procure that Transgenomic Limited shall as soon as reasonably practicable give written notice of the same to the Seller.
9.4    The Seller may at its own cost require the auditors of Transgenomic Limited for the time being to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding. The Buyer shall at the Seller's cost use all reasonable endeavours to procure the assistance of the auditors in giving such certificate.
10.    GROSSING UP
10.1    All amounts due under this Tax Covenant shall be paid by the Seller to the Buyer in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.
10.2    If the Buyer incurs, or would have incurred, but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the Buyer is left with a net sum equal to the sum it would have received had no such Tax liability arisen.
11.    GENERAL
All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Share Purchase Price for the TL Shares.